Exhibit 10.3

April 27, 2012

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

Ladies and Gentlemen:

The undersigned, Open Joint Stock Company “RUSNANO” (Principal State Registration Number 1117799004333, with registered office at Prospect 60-letiya Oktyabrya 10a, 117036 Moscow, Russian Federation) (“Rusnano”), has entered into a Share Purchase Agreement and a Rights Agreement (the “Rights Agreement”) with NeoPhotonics Corporation (the “Company”), each dated April 27, 2012, in connection with the purchase and sale of 4,972,905 shares of the Company’s common stock, $0.0025 par value (“Common Stock”), for $39,783,240 (the “Private Investment”).

In consideration of the foregoing, and in order to induce the Company to sell and issue the Common Stock in the Private Investment, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Rusnano hereby agrees that, unless this lock-up agreement is earlier terminated as provided below, without the prior written consent of the Company, Rusnano will not, for a period of two (2) years from the closing of the Private Investment (the “Closing”), directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of or enter into any transaction or device which is designed to, or would reasonably be expected to, result in the disposition by Rusnano at any time in the future of any shares of Common Stock or securities convertible into or exchangeable for Common Stock (the “Restricted Shares”), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

This lock-up agreement shall not apply to (1) shares of Common Stock or other securities acquired in open market transactions after the completion of the Private Investment or (2) shares of Common Stock or other securities of the Company acquired by Rusnano or any of its Affiliates, including, without limitation, any representative of Rusnano who serves on the Board of Directors of the Company at any time, upon the exercise of any equity award granted to Rusnano or any of its Affiliates pursuant to the Company’s equity incentive plans. For the sake of clarity, the securities described in clauses (1) and (2) of this paragraph shall not be “Restricted Shares” for purposes of this lock-up agreement.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this lock-up agreement.

Notwithstanding the foregoing, Rusnano may transfer Restricted Shares (1) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect Affiliate (as defined in the Rights Agreement) of Rusnano or (2) to the stockholders, partners, members or other equity holders of Rusnano (collectively, the “Permitted Transfers”). In connection with any Permitted Transfer, it shall be a condition to such Permitted Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Shares subject to the provisions of this lock-up agreement and there shall be no further transfer of such Restricted Shares except in accordance with this lock-up agreement.

Notwithstanding anything to the contrary herein, this lock-up agreement shall automatically terminate and Rusnano will be released from all obligations hereunder upon the earlier to occur, if any, of (1) the date on which a third party, together with its Affiliates (collectively, a “Major Investor”), acquires a number of shares of Common Stock and/or securities of the Company convertible into or exchangeable for Common Stock such that such Major Investor’s beneficial ownership percentage of the Company’s outstanding shares of Common Stock (assuming the conversion and exchange of all outstanding securities of the Company into shares of Common Stock) is equal to or greater than twenty-five percent (25%), (2) the closing of the sale of all or substantially all of the Company’s assets, (3) the closing of a merger, consolidation or similar transaction involving the Company unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction continue to hold more than 50% of all of the outstanding Common Stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction, and (4) the date on which any Person or “group” (as such term is used in Section 13 of the Securities Exchange Act of 1934, as amended), directly or indirectly, beneficially owns 50% or more of the total outstanding voting power of the Company’s capital stock.

Rusnano hereby represents and warrants that Rusnano has full power and authority to enter into this letter agreement. All authority herein conferred or agreed to be conferred and any obligations of Rusnano shall be binding upon the successors, assigns, heirs or personal representatives of Rusnano.

This lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

OPEN JOINT STOCK COMPANY “RUSNANO”

By:	/s/ Oleg V. Kiselev
	Title:	Oleg V. Kiselev
	Name:	Deputy Chief Executive Officer

Accepted as of the date first set forth above:

NEOPHOTONICS CORPORATION

By:	/s/ James D. Fay
Name:	James D. Fay
Title:	Chief Financial Officer

[Signature Page to Lock-Up Agreement]